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                                                           OMB APPROVAL
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----------                                           OMB Number:  3235-0104
 FORM 3                                            Expires: September 30, 1998
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                                                   hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  Luhnow,        Christian      J.            Statement                     Trading Symbol                      of Original
------------------------------------------      (Month/Day/Year)         Fields Aircraft Spares, Inc. (FASI)   (Month/Day/Year)
     (Last)     (First)     (Middle)             01/16/98                ----------------------------------
  4175 Guardian Street                     ----------------------------  5. Relationship of Reporting        -----------------------
------------------------------------------   3. IRS Identification            Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
  Simi Valley        CA         93063         Person, if an Entity             Director        10% Owner         applicable line)
------------------------------------------      (Voluntary)               ----            ----               X  Form filed by
      (City)      (State)      (Zip)       ----------------------------    X  Officer         Other         --- One Reporting
                                                                          ----(give title ----(specify          Person
                                                                               below)          below)           Form filed by
                                                                          President of Flightways           --- More than One
                                                                          Manufacturing, Inc.                   Reporting Person

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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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     NONE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options to acquire Common Shares   (1)     1/16/03         Common Shares  10,000        $8.35          D
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Options to acquire Common Shares   (2)       (2)           Common Shares  30,000        $8.35          D
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Explanation of Responses:
(1) One-half of the options are exercisable on or after January 15, 1999 and January 14, 2000, respectively.
(2) The options vest based on Company performance; but in any event, the options must  vest by January 16, 2000, if  at all. Subject to the satisfaction of performance conditions, one-half of the options are exercisable on or after January 15, 1999  and January
    14, 2000, respectively. The options expire three years after vesting.


                                                                                      /s/ Christian J. Luhnow            07/15/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                 SEC 1473 (7/96)
